Exhibit 10.2

SKYWOLF WIND TURBINE CORPORATION

156 Court Street

Geneseo, New York 14454

June 3, 2014

Mr. Paul J. Morrell

526 Willow Gate Drive

Webster, NY 14580

Dear Paul:

SkyWolf Wind Turbine Corporation, a New York corporation (the "Company"), is pleased to offer you employment with the Company on the terms described below.

1. Position. You will start in a full -time position as Vice President of Business Development and you will initially report to the Company’s Chief Executive Officer. Your primary duties will be to assist the Company with the development of the corporate structure and will oversee its product launch and marketing and sales. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

2. Compensation and Commissions. You will be paid an initial starting salary at the rate of $700 per week, net of taxes and payable on the Company's regular payroll dates. Based on our prior discussions, you will not participate in any Company health or other insurance plans. The salary shall be subject to increase in the discretion of the Company, with an expectation that the salary would be increased to reflect market rates for similar positions at such time as the Company’s financial position might accommodate such an increase. In addition to salary, you will also be entitled to commission payments. We will develop a mutually agreeable plan for commissions on sales and will also pay you an amount equal to 3% of the net proceeds received by the Company to the extent that you are able to secure funds for the Company's ongoing operations. Finally, to the extent that you identify a buyer for the Company's business, we will pay you an amount equal to 1% of the consideration paid to the Company in that transaction. It is understood, however, that any decision to consummate a sale transaction shall be in the sole discretion of the Company's Board of Directors and its shareholders.

3. Equity Grant. You will also receive a grant of 100,000 shares of common stock of the Company, which shares shall be subject to forfeiture in connection with any termination of employment by you or the Company prior to September 1, 2015.

4. Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company's enclosed standard Confidential Information and Invention Assignment Agreement.

5. Emplovment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and the Company's Chief Executive Officer.

6. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the consent of the Company. We understand, in that regard, that you will continue to serve as Director of the Small Business Development Center.

7. Taxes, Withholding and Required Deductions. All forms of compensation referred to in this letter are subject to all applicable taxes, withholding and any other deductions required by applicable law.

8. Advisorv Board. It will be our plan to appoint you to the Company's Advisory Board at such time as that Board is organized.

9. Miscellaneous.

a) Governing Law. The validity, interpretation, construction and performance of this letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of state of New York, without giving effect to principles of conflicts of law.

b) Entire Agreement. This letter sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

c) Counterparts. This Letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

d) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this Agreement, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company's Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to (i) conduct business electronically (ii) receive such documents and no6ces by such electronic delivery and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

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If you wish to accept this offer, please sign and date both the enclosed duplicate original of this letter and the enclosed Confidential Information and Invention Assignment Agreement and return them to me. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on June 30, 2015.

We look forward to having you join us.

Very truly yours,

SKYWOLF WIND TURBINE CORPORATION

		By:	/s/ Gerald Brock
		Name:	Gerald Brock
		Title:	Chief Executive Officer

ACCEPTED AND AGREED:

By:	/s/ Paul Morrell
Paul Morrell

Dated: June 3, 2015

Attachment A: Confidential Information and Invention Assignment Agreement